UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Genzyme Corporation
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GENZYME CORPORATION 500 Kendall Street Cambridge, MA 02142 (617) 252-7500

May 10, 2007

Genzyme Shareholders:

The May 24, 2007 Annual Meeting of Shareholders is just a couple of weeks away.  This is a reminder to you that if you have not yet voted your proxy, please do so as soon as possible.  Your vote is important to us, and we want to be sure it is received in time to be counted.

Annual Meeting Information

Genzyme’s Annual Meeting of Shareholders will be held at 2 p.m. ET on Thursday, May 24, 2007 at the Cambridge Marriott Hotel, 2 Cambridge Center, Cambridge, Massachusetts.

Proposals/Vote Recommendation

We are requesting your support in voting FOR the following six company-sponsored proposals:

•                  The re-election of two directors for one-year terms;

•                  Amendments to our 2004 Equity Incentive Plan;

•                  Approval of a new Director Equity Incentive Plan;

•                  An amendment to our 1999 Employee Stock Purchase Plan;

•                  A by-law amendment to provide for majority voting for the election of directors in uncontested elections; and

•                  Ratification of our selection of independent auditors for 2007.

In addition, we are asking for your support in voting AGAINST a shareholder-sponsored proposal that executive severance agreements be approved by shareholders.

For more detailed information about each proposal, voting instructions, or the annual meeting, please refer to the proxy statement that has previously been delivered to you.  If you have not yet voted, please do so TODAY by telephone, by the Internet, or by signing and returning the enclosed voting form in the postage-paid envelope provided.  Whatever method you choose, we thank you for participating in this year’s proxy process.

If you have any questions about, or need assistance with, voting your proxy, please contact our proxy solicitor, Innisfree M&A Incorporated at (888) 750-5834 or the Genzyme Shareholder Relations group at (617) 768-6686.